Exhibit 99.1

FREIT Announces Fourth Quarter Dividend of $0.20 Per Share, and Reports on the Development Plans at its Rotunda Project in Baltimore, MD

HACKENSACK, NJ, November 16, 2012 - FIRST REAL ESTATE INVESTMENT TRUST OF NJ (“FREIT”) announced that it has declared a fourth quarter dividend of $0.20 per share, payable on December 17, 2012 to shareholders of record on December 3, 2012. This brings dividends for the fiscal year to $1.10 per share.

FREIT continues to refine its redevelopment plans for the Rotunda project, a mixed use property in Baltimore, MD. This major development project is expected to add significant value and cash flow to FREIT’s shareholders.

To enhance FREIT’s capital and financial flexibility for the Rotunda development, the Board of Trustees has taken the following steps in lieu of its historical practice of distributing all of FREIT’s income:

•	It has elected to retain a significant portion of the cash gain derived from the sale of its Heights Manor property and pay the tax on the amount retained, and
•	Has reduced the fourth quarter dividend to $0.20 per share from the historical $0.30 per share.

These steps will save FREIT approximately $3 million.

The tax characteristic of 2012 fiscal year dividends of $1.10 per share is estimated to be in the following range:

Ordinary Income.	$0.40 - $0.48 per share
Qualified Dividends, subject to capital gains rates.	$0.70 - $0.62 per share

Additionally, FREIT will allocate to each shareholder its share of the undistributed long-term capital gain retained by FREIT, and its share of the Federal tax FREIT paid on the undistributed gain. These allocations may result in a federal tax credit to qualified shareholders.

The exact tax characteristics of the dividends will be reported to each shareholder on Form 1099 and Form 2439 during January 2013.

The statements in this release that relate to future earnings, tax information or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as development and construction risks and longer than anticipated lease-up periods. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recently filed reports on Form 10-K and Form 10-K.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS), REIT organized in 1961. It has approximately $241 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com